Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of Allakos Inc. of our reports dated March 1, 2021, with respect to the financial statements and related notes of Allakos Inc. and the effectiveness of internal control over financial reporting of Allakos Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

February 15, 2022